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                                                                     EXHIBIT 2.2


                                OPTION AGREEMENT


         This Option Agreement (this "Agreement") is made and entered into this 15th day of September, 1999, by and among Cumulus Broadcasting, Inc., a Nevada corporation, Cumulus Licensing Corp., a Nevada corporation, Cumulus Wireless Services Inc., their successors and assigns (collectively "Cumulus") and Green Bay Broadcasting Company, Inc., a Wisconsin corporation ("GBBC").

                              W I T N E S S E T H:

         WHEREAS, GBBC is a licensee of radio stations WQLH-FM and WDUZ-AM licensed to Green Bay, Wisconsin (collectively the "Stations") under the rules and regulations of the Federal Communications Commission ("FCC"); and

         WHEREAS, the parties have entered into a Local Marketing Agreement (the "LMA Agreement") of even date whereby GBBC has sold to Cumulus air time on the Stations under the terms and conditions set forth in that Agreement; and

         WHEREAS, Cumulus desires to acquire an exclusive option to acquire certain assets of the Stations used or intended for use in the Stations' operations (the "Option to Purchase"), including all permits, authorizations and licenses issued by the FCC (the "Assets") as set forth in the asset purchase agreement attached hereto as EXHIBIT A (the "Asset Purchase Agreement"); and

         WHEREAS, GBBC desires to have the right during the term of this Option to require that Cumulus purchase the Assets pursuant to the terms and conditions of the Asset Purchase Agreement (the "Put"); and

         WHEREAS, the parties have entered an escrow agreement of even date with Blackburn & Associates ("Escrow Agent"), pursuant to which Escrow Agent shall carry out various duties to implement the sale and purchase transaction in the event that the Option to Purchase or Put is exercised, a copy of which is attached hereto as EXHIBIT B ("Escrow Agreement");

         NOW, THEREFORE, in consideration of Ten Dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. GRANT OF OPTION TO PURCHASE. GBBC hereby grants to Cumulus the Option to Purchase. The Option to Purchase may be exercised by Cumulus at any time between March 15, 2003 and September 15, 2004. The Option to Purchase may be exercised by Cumulus at any time by the delivery of notice by Cumulus to GBBC as provided below. After Septembr 15, 2004, the Option to Purchase shall terminate and shall have no further force and effect.

         2. OPTION PURCHASE PRICE. The purchase price to be paid to GBBC by Cumulus in the event that Cumulus exercises the Option to Purchase hereunder shall be Seven Million Two






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Hundred Fifty Thousand and no/100 Dollars ($7,250,000), payable on the terms and conditions set forth in the Asset Purchase Agreement.

         3. GRANT OF PUT. Cumulus hereby grants to GBBC the Put. In the event of the exercise of this Put, Cumulus shall have the obligation to purchase the Assets pursuant to the terms and conditions of the Asset Purchase Agreement. This Put may be exercised by GBBC at any time between March 15, 2002, and March 14, 2003 by delivery of notive by GBBC to Cumulus as provided below; provided, however, that (1) the Closing of the transaction following exercise of the Put shall not occur before January 1, 2003, and (2) GBBC shall have the right to
immediately exercise its Put in the event of a         material and uncured
breach of the LMA by Cumulus. After March 14, 2003, the Put shall terminate and be of no further force and effect.

         4. PUT PURCHASE PRICE. The purchase price to be paid to GBBC by Cumulus as consideration for the Assets in the event that GBBC exercises the Put hereunder shall be Seven Million and no/100 Dollars ($7,000,000), payable by wire transfer of immediately available U.S. funds, under the terms and conditions of the Asset Purchase Agreement.

         5. ESCROW AGREEMENT. Simultaneously with the execution of this Agreement, Cumulus and GBBC have executed, but not dated, duplicate copies of the Asset Purchase Agreement, a copy of which is attached hereto as Exhibit A. Both copies of the executed but undated Purchase Agreement shall be delivered to the Escrow Agent to be held by Escrow Agent subject to the terms of the Escrow Agreement.

         6. EXERCISE OF THE OPTIONS. Either party may exercise the options granted hereunder at any time permitted under the terms of this Agreement by the delivery of notice to the other party as provided below. Within the five (5) business days of the delivery of the notice of the exercise of the Option to Purchase or Put by either Cumulus or GBBC, respectively, the parties acknowledge and agree that the Escrow Agent shall date the two executed copies of the Asset Purchase Agreement with the date of receipt of notice and shall deliver one such dated executed copy of the Asset Purchase Agreement to each of Cumulus and GBBC, respectively, and shall carry out the duties of the Escrow Agent specified in the Escrow Agreement.

         7. AGREEMENT TO FULFILL CONDITIONS. Both parties agree to use their respective best efforts to fulfill and perform all conditions of obligations on its part to be fulfilled and performed under this Agreement and the Asset Purchase Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.

         8.    NOTICES.

               (a) Notices. All notices, demands, and requests required or permitted hereunder shall be in writing, and shall be deemed properly given if delivered personally or sent by certified mail, postage prepaid, return receipt requested, or by commercial overnight delivery service to the parties at the following addresses or such other address as either party may specify by written notice to the other. Notices shall be deemed given on the date of receipt (if delivered in person) or on

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         the date of delivery set forth in the records of the delivery service
         (if delivered by commercial delivery service) or on the return receipt (if delivered by certified mail).

                  If to GBBC:
                                            ----------------------------------
                                            ----------------------------------
                                            ----------------------------------
                                            ----------------------------------

                  with copy to:
                                            ----------------------------------
                                            ----------------------------------
                                            ----------------------------------
                                            ----------------------------------

                  If to Cumulus:            Cumulus Broadcasting, Inc.
                                            Cumulus Licensing Corp.
                                            Cumulus Wireless Services Inc.
                                            111. E. Kilbourn Avenue, Suite 2700
                                            Milwaukee, WI  53202
                                            Attn:  Terrence J. Leahy
                                            Phone:  (414) 615-2800
                                            Fax: (414) 615-2880

                  If to Escrow Agent:
                                            ----------------------------------
                                            ----------------------------------
                                            ----------------------------------
                                            ----------------------------------

                  (b) Written notification to counsel or by telephone facsimile shall not constitute notice for purposes of this paragraph.

         10. NO WAIVER. The failure of any party at any time to require performance of any provision of this Agreement shall not affect its right at a later time to enforce the provision. No waiver of any party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be in other instances a waiver of any other condition or breach of any other term, covenant, representation or warranty.

         11. ENFORCEMENT. Should either party breach or be in default under this Agreement, the other party shall be entitled to seek judicial enforcement in law and equity, and such damages as a court of competent jurisdiction may determine. In any court action, the prevailing party will be entitled to recovery of reasonable attorney's expenses, court costs, and reasonable attorney's fees.

         12. CONTROL OF STATION. During the term of this Agreement, and until such time as the Option to Purchase or Put has been exercised, the Commission has approved the assignment of




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the licenses for Stations from GBBC to Cumulus and the transactions have been consummated, Cumulus shall not control or attempt to control the operation of the Stations, but such operations shall be the responsibility of GBBC.

         13. OTHER AGREEMENTS. The parties acknowledge that simultaneously with the execution of this Agreement, the parties have executed a Local Marketing Agreement and Escrow Agreement, and have executed (but not dated) duplicate originals of the Asset Purchase Agreement. Notwithstanding, neither GBBC nor Cumulus may terminate, or refuse to fully and timely perform under, this Agreement, for any reason relating to the LMA Agreement, the Asset Purchase Agreement or the Escrow Agreement. Moreover, the termination of the LMA Agreement by either Cumulus or GBBC shall not be a basis for GBBC or Cumulus to terminate or refuse to fully and timely perform under this Agreement.

         14. AMENDMENTS. The provisions of this Agreement may be amended, terminated, or waived only by an instrument in writing executed by both parties or by the party granting a waiver.

         15. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect its meaning or interpretation.

         16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         17. COMPLIANCE WITH COMMUNICATIONS ACT AND FCC RULES. The parties agree that the provisions of this Agreement are subject to all applicable requirements under the Communications Act of 1934, as amended (the "Communications Act"), and the rules, regulations and policies of the FCC promulgated thereunder ("FCC Rules"). The parties agree that all actions undertaken pursuant to this Agreement shall be in full compliance with the requirements of the Communications Act and the FCC Rules, and the parties shall take no action which would be in violation thereof. Each party agrees to execute, and to cooperate in the filing and prosecution of, all applications and other documents which in the opinion of counsel are necessary to obtain FCC or other governmental approval of any transaction contemplated by this Agreement.

         18. FURTHER ASSURANCES. The parties to this Agreement hereby each pledge to the other that they shall take whatever steps are reasonably necessary, in good faith, and shall use their best efforts to carry out their obligations under this Agreement so that the transactions contemplated herein shall be consummated in a complete and expeditious manner.

         19. OTHER DOCUMENTS. The parties shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement.

         20. ASSIGNMENT. The rights granted to Cumulus by this Agreement may be assigned by Cumulus to an entity which is controlled by or under common control with Cumulus upon the providing of written notice to GBBC, provided that such assignment shall not relieve Cumulus of





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its obligations under this Agreement.

21. CONSTRUCTION. This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

22. APPLICABLE LAW. This Agreement shall be construed and interpreted in accordance with Wisconsin law, and all suits herein or in respect hereto shall be instituted in courts having their forum within the State of Wisconsin.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                     GREEN BAY BROADCASTING COMPANY, INC.

                                     By: /s/ Benjamin W. Laird
                                        ---------------------------------------
                                     Its: Chief Executive Officer
                                         --------------------------------------


                                     CUMULUS BROADCASTING, INC.

                                     By: /s/ Richard Weening
                                        ---------------------------------------
                                     Its: Executive Chairman
                                         --------------------------------------

                                     CUMULUS LICENSING CORP.

                                     By: /s/ Richard Weening
                                        ----------------------------------------
                                     Its: Executive Chairman
                                         ---------------------------------------


                                     CUMULUS WIRELESS SERVICES INC.

                                     By: /s/ Richard Weening
                                        ----------------------------------------
                                     Its: /s/ Executive Chairman
                                         ---------------------------------------










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